Exhibit 3.2

ARTICLES OF AMENDMENT

OF

SEASPAN CORPORATION

UNDER SECTION 90 OF THE MARSHALL ISLANDS

BUSINESS CORPORATIONS ACT

I, Mark W. Chu, the Secretary of SEASPAN CORPORATION (the “Corporation”), for the purpose of amending the Amended and Restated Articles of Incorporation, as amended, of the Corporation hereby certify:

1.	The name of the Corporation is SEASPAN CORPORATION.

2.	The Articles of Incorporation were filed with the Registrar of Corporations as of the 3rd day of May, 2005.

3.	The Amended Articles of Incorporation were filed with the Registrar of Corporations as of the 8th day of July, 2005.

4.	The Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations as of the 3rd day of August, 2005.

5.	Statements of Designation relating to the Corporation’s Series A, B, C, D and R preferred shares were filed with the Registrar of Corporations as of January 29, 2009, May 27, 2010, January 27, 2011, December 12, 2012 and April 19, 2011, respectively.

6.	The Amended and Restated Articles of Incorporation, as amended, are hereby amended by deleting Article III in its entirety and replacing it with the following:

ARTICLE III

AUTHORIZED SHARES

Section 3.1 Authorized Shares. The aggregate number of shares of stock that the Corporation shall have authority to issue is three-hundred seventy-five million one hundred (375,000,100), consisting of common shares and preferred shares.

(a) Number of Common Shares. The Corporation is authorized to issue two-hundred and twenty-five million one hundred (225,000,100) common shares, consisting of two-hundred million (200,000,000) Class A common shares, each with a par value of one United States cent (US$0.01) (the “Class A Common Shares”), twenty-five million (25,000,000) Class B common shares, each with a par value of one United States cent (US$0.01) (the “Class B Common Shares”), and one-hundred (100) Class C common shares, each with a par value of one United States cent (US$0.01) (the “Class C Common Shares,” together with the Class A Common Shares and the Class B Common Shares, the “Common Shares”).

(b) Number of Preferred Shares. The Corporation is authorized to issue one hundred fifty million (150,000,000) preferred shares, each with a par value of one United States cent (US$0.01) (the “Preferred Shares”).

In these Amended and Restated Articles of Incorporation, unless specifically stated otherwise herein, the term “shares” means the Common Shares and the Preferred Shares, and the term “shareholders” means holders of the Common Shares and the Preferred Shares.

7.	This amendment to the Amended and Restated Articles of Incorporation was adopted in accordance with Sections 88 and 89 of the Marshall Islands Business Corporations Act. This amendment to the Amended and Restated Articles of Incorporation was duly authorized by action of the Corporation’s Board of Directors and by majority votes of the Corporation’s shareholders and of the holders of the Corporation’s outstanding preferred shares, respectively, at a special meeting held on January 28, 2014.

[Signature Page Follows]

IN WITNESS WHEREOF, I have executed these Articles of Amendment on this 28th day of January, 2014.

SEASPAN CORPORATION

By:	/s/ Mark W. Chu

Mark W. Chu, Secretary